Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 4, 2009 with respect to the balance sheets of Timberline Resources Corporation as of September 30, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-3/A (Amendment No. 3) under the Securities Act of 1933 dated on or about February 16, 2010.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

February 16, 2010